EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement No. 333-150327 on Form S-3 of United Insurance Holdings Corp. of our reports dated March 25, 2010, relating to our audits of the consolidated financial statements and financial statement schedules as of and for the year ended December 31, 2009, and internal control over financial reporting as of December 31, 2009, which appear in this Annual Report on Form 10-K of United Insurance Holdings Corp. for the year ended December 31, 2009.

/s/ McGladrey & Pullen, LLP

Kansas City, MO

March 25, 2010